EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
OF
SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF
APOLLO ASSET MANAGEMENT, INC.

Apollo Asset Management, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That the Board of Directors of the Corporation duly adopted resolutions setting forth a proposed amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), declaring such amendment advisable and directing such amendment to be submitted to the stockholders of the Corporation entitled to vote thereon for their consideration. The resolutions setting forth the proposed amendment are as follows:

RESOLVED, that Article IV, Section 4.01(a) of the Certificate of Incorporation is hereby deleted in its entirety and substituted with the following:

“(a)	The total number of shares of all classes of stock that the Corporation shall have authority to issue is 80,000,000 which shall be divided into two classes as follows:
(i)	40,000,000 shares of common stock, $.00001 par value per share (“Common Stock”); and
(ii)	40,000,000 shares of preferred stock, $.00001 par value per share (“Preferred Stock”), of which (x) 11,000,000 shares are designated as “Series A Preferred Stock” (“Series A Preferred Stock”), (y) 12,000,000 shares are designated as “Series B Preferred Stock” (“Series B Preferred Stock”), and (z) the remaining 17,000,000 shares which may be designated from time to time in accordance with this Article IV.”

RESOLVED, that Article IV, Section 4.01 of the Certificate of Incorporation is hereby amended by inserting the following paragraph at the end thereof as Section 4.01(d):

“(d)	Immediately upon the filing and effectiveness of this Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation of the Corporation (the “Amendment Effective Time”), each one share of Common Stock that is issued and outstanding or held by the Corporation in treasury as of immediately prior to the Amendment Effective Time (such shares, the “Old Common Stock”) shall be reclassified, by combining such share of Old Common Stock into

0.0000040177318739233 of a share of Common Stock as of immediately following the Amendment Effective Time (such shares, the “New Common Stock”), in each case automatically and without any action on the part of the Corporation or the holder thereof (such reclassification and combination, the “Reverse Stock Split”). Each certificate representing shares of Old Common Stock that were outstanding immediately prior to the Amendment Effective Time shall, from and after the Amendment Effective Time, continue to represent that number of shares of New Common Stock into which such shares of Old Common Stock have been combined pursuant to the Reverse Stock Split; provided, however, upon surrender to the Corporation of any such certificate by the registered holder thereof, such holder shall be entitled to receive a new certificate evidencing and representing that number of shares of New Common Stock into which the shares of Old Common Stock formerly represented by such certificate have been combined pursuant to the Reverse Stock Split.”

SECOND: That the foregoing amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Corporation has caused this certificate to be duly executed on this 7th day of February, 2022.

APOLLO ASSET MANAGEMENT, INC.

By:	/s/ Jessica L. Lomm
Name:	Jessica L. Lomm
Title:	Vice President and Secretary

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